Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Company -- (616) 945-2491
or
Brian Edwards, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates -- (616) 233-0500

Hastings Manufacturing Reports Improved Second-Quarter Results
Company Sees Signs of Order Improvement in Second Half of 2001

HASTINGS, Mich., August 7, 2001 -- Fueled by strong operational improvements, Hastings Manufacturing Co. (AMEX: HMF) today reported sharply higher net income on comparable sales for the second quarter ended June 30, 2001.

The Hastings, Mich.-based manufacturer and distributor of piston rings and other engine products reported net income increased 96.7 percent to $450,111, or $0.60 per share, in the second quarter of 2001, compared with net income of $228,811, or $0.31 per share, in the second quarter of 2000. The Company attributed the increase to improved productivity, operating efficiencies achieved through its transition to lean manufacturing, and the effects of the cost containment measures implemented in early 2001. Hastings said a shift in the sales mix to higher-margin products also contributed to the earnings improvements.

Net sales increased 1.2 percent to $9.9 million during the just-completed quarter, up from $9.8 million in the same period in 2000. The increase reflects growth in the domestic aftermarket, which was offset slightly by decreases in other markets.

"Despite challenging conditions in the automotive markets, we were able to nearly double our net income during the second quarter, which demonstrates that our focus on cost containment and operational improvements was the right course to follow," said Andrew Johnson, co-chief executive officer of Hastings Manufacturing. "We were pleased to see increased sales activity in the second quarter, and look for continued improvements in the second half of the year, as we sharpen our focus on managing costs and improving profitability."

Hastings improved its gross margin to 32.3 percent during the just-completed quarter, up from 30.2 percent in the same period in 2000. The Company also reduced its operating expenses 6.7 percent on a quarter-over-quarter basis by trimming advertising and general and administrative expenses. Its operating margin improved from 5.7 percent in the year-ago quarter to 9.7 percent in the second quarter of 2001.

For the six months ended June 30, 2001, Hastings reported net income of $517,732, or $0.69 per share, on sales of $18.6 million, compared with net income of $511,362, or $0.68 per share, on sales of $18.9 million. The Company credited its strong performance in the second quarter with offsetting a weaker first quarter.

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Hastings Manufacturing / page 2 of 2

The increase helped Hastings Manufacturing pay down $1.2 million in debt during the first half of 2001. The Company also generated $1.6 million in cash from operations, a five-fold increase over the same period in 2000.

"The cost-containment measures put into place earlier this year have had a positive impact on earnings and cash flow, and have strengthened our balance sheet," said Mark Johnson, co-chief executive officer of Hastings Manufacturing.

Hastings Manufacturing Co. serves the automotive parts market with pistons, piston rings, mechanics' specialty tools and additives for engines, transmissions and fuel systems. The piston rings and mechanics' specialty tools, available under the "HASTINGS" brand name, are marketed primarily through independent warehouse distributors, retailers, and on a limited basis, direct to original equipment manufacturers. The additives products available under the "CASITE™" brand name are marketed through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers into the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Company and Subsidiaries
Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2001	2000	2001	2000

Net Sales	$ 9,926,684	$ 9,809,855	$ 18,631,046	$ 18,877,257
Cost of Sales	6,722,492	6,850,208	12,889,347	13,134,124
Gross Profit	3,204,192	2,959,647	5,741,699	5,743,133

Operating Expenses:
Advertising	59,115	64,143	169,063	126,853
Selling	814,977	798,531	1,603,867	1,584,270
General & Administrative	1,365,242	1,538,703	2,778,472	2,865,877
Non-recurring restructuring and
relocation costs	-	-	-	-
Total Operating Expenses	2,239,334	2,401,377	4,551,402	4,577,000

Operating Income (Loss)	964,858	558,270	1,190,297	1,166,133

Other Expenses (Income):
Interest expense	182,147	179,227	352,645	330,999
Interest Income	-	-	-	-
Other, net	2,600	(4,768)	(56,080)	(23,228)
Total Other Expenses (Income)	184,747	174,459	296,565	307,771

Income (Loss) Before Taxes	780,111	383,811	893,732	858,362

Income Tax Expense (Benefit)	330,000	155,000	376,000	347,000
Net Income (Loss)	$ 450,111	$ 228,811	$ 517,732	$ 511,362

Net Income Per Share of Common Stock:
Basic	$ 0.60	$ 0.31	$ 0.69	$ 0.68
Diluted	$ 0.60	$ 0.31	$ 0.69	$ 0.68

Average Shares Outstanding:
Basic	745,046	745,046	745,046	752,299
Diluted	745,046	745,046	745,046	752,299

Dividends Per Share of Common Stock	-	$ 0.080	-	$ 0.160